BARRY L. FRIEDMAN Letterhead



February 10, 2000

Office of Small Business
Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Mailstop:      4-6, SEC

Attention:     Sherri Johnson

       Re:     ClubCharlie.com, Inc.

Dear Ms. Johnson:

I am the former accountant for ClubCharlie.com, Inc. a Nevada corporation ("Company"). I have reviewed the Company's Registration Statement on Form 10-SB and the Company's Amendment No. 1 to Registration Statement on Form 10-SB ("Amendment No. 1"). I agree with the Company's disclosures in "Item 3. Changes in and Disagreements with Accountants" of Amendment No. 1 regarding the change in certifying accountants.

BARRY L. FRIEDMAN P.C.

/s/ Barry L. Friedman

Barry L. Friedman